Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal 2014 Results

Net Income

  Fourth quarter net income increases more than $45 million year-over-year and increases $14 million year-over-year excluding the impact of 2013 restructuring1
  2014 net income increases more than $61 million year-over-year and increases $30 million year-over-year excluding the impact of 2013 restructuring1

Gross Profit

  Fourth quarter gross profit $79.8 million – up $30 million, or 60.4 percent, year-over-year
  Fourth quarter gross profit margin 13.5 percent – up 520 basis points year-over-year
  2014 gross profit $250.3 million – up $65 million, or 35.1 percent, year-over-year
  2014 gross profit margin of 11.0 percent – up 280 basis points year-over year

Revenues

  Fourth quarter revenues $589.8 million, down 1.4 percent year-over-year
  2014 revenue $2.3 billion, increases slightly year-over year; with revenue growth in Large Project Construction, up 6.1 percent, and Construction Materials, up 10.9 percent

Total Company

  Balance sheet strengthens with $358.0 million in cash and marketable securities, as of December 31, 2014
  Total Company Backlog increases 7.6 percent year-over-year to $2.7 billion, as of December 31, 2014

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 27, 2015--Granite Construction Incorporated (NYSE:GVA) today reported net income of $25.3 million for the year ended December 31, 2014, compared with a net loss of $36.4 million in the prior year. Diluted earnings per share (EPS) for the year was $0.64 compared to a loss of $0.94 per share in 2013.

Granite reported net income of $17.0 million for the quarter ended December 31, 2014, compared with a net loss of $28.9 million in the fourth quarter of 2013. Diluted EPS in the quarter was $0.43 compared to a loss of $0.74 per share in the prior-year period.

Fourth quarter and full-year 2013 results include the impact of total restructuring and impairment charges of $52.1 million1. Excluding the impact of these charges, Granite’s diluted EPS was $0.02 and a loss of $0.17 per share, for the fourth quarter and year ended December 31, 2013, respectively.

“2014 was a year of accomplishment and improvement, highlighted by record safety performance and earnings growth, as well as further implementation of our Continuous Improvement efforts,” said James H. Roberts, President and Chief Executive Officer of Granite Construction Incorporated.

“I am encouraged that we are building the company into a more efficient business, well poised to take advantage of opportunities across the company and across North America, and aligned to broader execution of our strategic plan,” Roberts continued.

Fiscal Year 2014 Results

Total Company

  Revenues for 2014 were approximately $2.3 billion, up about 0.4 percent from 2013.
  Gross profit increased 35.1 percent year-over-year to $250.3 million, driven by improved profitability across all three business segments, particularly the Large Project Construction segment.
  Gross profit margin was 11.0 percent compared with 8.2 percent in 2013.
  Selling, general and administrative (SG&A) expenses were $203.8 million, compared with $200.0 million last year. The increase is attributable primarily to increased selling costs as well as investments in Continuous Improvement activities. SG&A expenses as a percentage of revenue were 9.0 percent, up slightly from 8.8 percent in 2013.
  Total contract backlog at December 31, 2014, was $2.7 billion compared with $2.5 billion a year ago. The increase in contract backlog in 2014 reflects the addition of the I-4 Ultimate project in Florida, but does not include the Pennsylvania Rapid Bridge Replacement Project, which is expected to add about $360 million to backlog in the first quarter.
  Balance sheet remains strong with $358.0 million in cash and marketable securities.

Construction

  Construction revenues in 2014 were approximately $1.2 billion, down 5.2 percent from nearly $1.3 billion in 2013, driven primarily by weaker-than-anticipated results in certain Western markets and delayed awards in private sector work.
  Gross profit margin was 10.0 percent compared with 8.5 percent a year ago. Improved performance and diversification drove the year-over-year growth.

Large Project Construction

  Large Project Construction revenue increased 6.1 percent to $825.0 million from $777.8 million in 2013, driven primarily by tunnel and power projects.
  Gross profit margin was 13.6 percent compared with 9.2 percent in 2013 primarily reflecting timing of overall project portfolio progression, dispute resolution, and improved execution. Despite some progress during the fourth quarter and during 2014, segment gross profit continues to be impacted by unresolved disputes.

Construction Materials

  Construction Materials revenue increased to $263.8 million compared with $237.9 million last year. Improved volumes and pricing in all products drove the 10.9 percent increase.
  Gross profit margin in 2014 was 7.2 percent, compared with 3.0 percent in 2013. Profit growth was driven by efficiency improvements and improved pricing.

Fourth Quarter 2014 Results

Total Company

  Revenue decreased 1.4 percent to $589.8 million compared with $598.1 million in the fourth quarter of 2013.
  Gross profit increased 60.4 percent year-over-year to $79.8 million, driven by improved profitability across business segments, particularly in the Construction segment.
  Gross profit margin was 13.5 percent compared with 8.3 percent in 2013.
  Selling, general and administrative expenses increased $5.6 million from 2013, to $56.1 million.

Construction

  Construction segment revenue increased 6.2 percent to $313.1 million, compared with $294.9 million in the fourth quarter of 2013. The increase was driven by improved performance in certain Western markets, which more than offset a late-year weather impact in California.
  Gross profit margin increased more than 500 basis points year-over-year to 11.5 percent, driven by improved performance and diversification in Western markets.

Large Project Construction

  Large Project Construction segment revenue decreased 10.3 percent to $213.9 million, compared with $238.5 million in the fourth quarter of 2013, due primarily to job progression. Delays in project awards and weather also impacted several projects during the quarter.
  Gross profit margin was 18.9 percent, an improvement of more than 650 basis points from 2013. The improvement was driven by project portfolio progression, dispute resolution, and improved execution.

Construction Materials

  Construction Materials revenue decreased 2.9 percent to $62.8 million, compared with $64.6 million in the fourth quarter of 2013. The revenue decrease was due to wet weather conditions in the West in the final six weeks of the year.
  Gross profit margin for the quarter was 5.4 percent, compared with 2.6 percent in 2013. Increased gross profit performance continues to be driven by improved pricing and operational efficiencies.

Outlook and Guidance

“We are actively engaged in providing support and direction to our new Congress to move forward with substantive, long-term funding solutions for our country’s infrastructure investment needs,” Roberts continued. “However, while a new Highway Bill could provide significant opportunities in the back half of 2015 and beyond, we will continue to grow the top and bottom line without the reliance on Congress.

Granite is positioned well to execute on our more than $2.7 billion of backlog, with several additional awards pending for the first quarter. In 2014, our margins improved in all segments of our business. We expect to grow revenue steadily in the current environment, and we are confident that additional margin improvement in 2015 will be aligned to continued efficiency gains,” Roberts said.

(1)	On an adjusted basis. The Company completed the majority of its 2010 Enterprise Improvement Plan in the fourth quarter of 2013, which resulted in $52.1 million (before taxes and non-controlling interest) of restructuring and impairment charges related to assets in the Real Estate and Construction Materials segments. Please refer to the description and non-GAAP reconciliation of these charges in the attached table. For additional information, please refer to, Note 11 of “Notes to the Consolidated Financial Statements” and “Restructuring and Impairment Charges (Gains), Net” under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Granite Construction Incorporated 2014 10-K, which is filed with the Securities and Exchange Commission.

Conference Call

Granite will conduct a conference call today, Friday, February 27, 2015, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended December 30, 2014. Access to a live audio webcast is available on its Investor Relations website, http://investor.graniteconstruction.com/. An archive of the webcast will be available on the website approximately one hour after the call. The live call also may be accessed by calling 1-866-807-9684; international callers may dial 1-412-317-5415. A replay will be available after the live call through March 6, 2015 by calling 1-877-344-7529, replay access code 10060636; international callers may dial 1-412-317-0088.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE:GVA) is one of the nation’s leading infrastructure contractors and construction materials producers. Recognized as one of the top 25 largest construction companies in the U.S., Granite specializes in complex infrastructure projects, including transportation, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for five years in a row. For more information, visit www.graniteconstruction.com. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, please visit our investor relations website at investor.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

December 31,	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$255,961	$229,121
Short-term marketable securities	25,504	49,968
Receivables, net	310,934	313,598
Costs and estimated earnings in excess of billings	36,411	33,306
Inventories	68,920	62,474
Real estate held for development and sale	11,609	12,478
Deferred income taxes	53,231	55,874
Equity in construction joint ventures	184,575	162,673
Other current assets	23,033	30,711
Total current assets	970,178	950,203
Property and equipment, net	409,653	436,859
Long-term marketable securities	76,563	67,234
Investments in affiliates	32,361	32,480
Goodwill	53,799	53,799
Other noncurrent assets	77,940	76,580
Total assets	$1,620,494	$1,617,155
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$21	$21
Current maturities of non-recourse debt	1,226	1,226
Accounts payable	151,935	160,706
Billings in excess of costs and estimated earnings	108,992	138,375
Accrued expenses and other current liabilities	200,652	197,242
Total current liabilities	462,826	497,570
Long-term debt	270,105	270,127
Long-term non-recourse debt	5,516	6,741
Other long-term liabilities	44,495	48,580
Deferred income taxes	20,446	7,793
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 39,186,386 shares as of December 31, 2014 and 38,917,728 shares as of December 31, 2013	392	389
Additional paid-in capital	134,177	126,449
Retained earnings	659,816	655,102
Total Granite Construction Incorporated shareholders’ equity	794,385	781,940
Non-controlling interests	22,721	4,404
Total equity	817,106	786,344
Total liabilities and equity	$1,620,494	$1,617,155

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Revenue
Construction	$313,089	$294,910	$1,186,445	$1,251,197
Large project construction	213,934	238,544	825,044	777,811
Construction materials	62,766	64,645	263,781	237,893
Total revenue	589,789	598,099	2,275,270	2,266,901
Cost of revenue
Construction	277,027	276,523	1,067,611	1,144,823
Large project construction	173,597	208,865	712,443	706,003
Construction materials	59,374	62,960	244,910	230,812
Total cost of revenue	509,998	548,348	2,024,964	2,081,638
Gross profit	79,791	49,751	250,306	185,263
Selling, general and administrative expenses	$56,090	50,447	203,821	199,946
Restructuring and impairment (gains) charges, net	(2,643)	52,162	(2,643)	52,139
Gain on sales of property and equipment	(9,081)	(4,477)	(15,972)	(12,130)
Operating income (loss)	35,425	(48,381)	65,100	(54,692)
Other expense (income)
Interest income	(529)	(675)	(1,872)	(1,785)
Interest expense	3,733	3,306	14,159	14,386
Equity in loss (income) of affiliates	1,409	(1,031)	(901)	(1,304)
Other income, net	(1,433)	(330)	(1,883)	(1,960)
Total other expense	3,180	1,270	9,503	9,337
Income (loss) before provision for (benefit from) income taxes	32,245	(49,651)	55,597	(64,029)
Provision for (benefit from) income taxes	11,420	(16,396)	19,721	(19,263)
Net income (loss)	20,825	(33,255)	35,876	(44,766)
Amount attributable to non-controlling interests	(3,849)	4,357	(10,530)	8,343
Net income (loss) attributable to Granite Construction Incorporated	$16,976	$(28,898)	$25,346	$(36,423)

Net income (loss) per share attributable to common shareholders:
Basic(1)	$0.43	$(0.74)	$0.65	$(0.94)
Diluted(1)	$0.43	$(0.74)	$0.64	$(0.94)
Weighted average shares of common stock:
Basic	39,163	38,894	39,096	38,803
Diluted	39,809	38,894	39,795	38,803

Note:
(1) Computed using the two-class method, except when in a net loss position

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Years Ended December 31,	2014	2013
Operating activities
Net income (loss)	$35,876	$(44,766)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash restructuring and impairment (gains) charges, net	(2,643)	44,734
Depreciation, depletion and amortization	68,252	72,899
Gain on sales of property and equipment	(15,972)	(12,130)
Change in deferred income tax	14,907	(19,557)
Stock-based compensation	11,160	13,443
Equity in net income from unconsolidated joint ventures	(49,168)	(72,764)
Changes in assets and liabilities, net of the effects of acquisition in 2012	(19,270)	23,521
Net cash provided by operating activities	43,142	5,380
Investing activities
Purchases of marketable securities	(64,975)	(74,924)
Maturities of marketable securities	45,000	63,650
Proceeds from sale of marketable securities	35,000	5,000
Purchases of property and equipment	(43,428)	(43,682)
Proceeds from sales of property and equipment	28,614	25,759
Acquisition of Kenny, net of cash acquired	—	(8,382)
Other investing activities, net	569	931
Net cash provided by (used in) investing activities	780	(31,648)
Financing activities
Long-term debt principal payments	(1,226)	(12,148)
Cash dividends paid	(20,319)	(20,210)
Purchase of common stock	(5,124)	(5,896)
Contributions from non-controlling partners	15,835	5,117
Distributions to noncontrolling partners	(8,066)	(34,600)
Other financing activities, net	1,818	1,136
Net cash used in financing activities	(17,082)	(66,601)
Increase (decrease) in cash and cash equivalents	26,840	(92,869)
Cash and cash equivalents at beginning of period	229,121	321,990
Cash and cash equivalents at end of period	$255,961	$229,121

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended December 31,			Years Ended December 31,
	Construction	Large Project Construction	Construction Materials	Construction	Large Project Construction	Construction Materials

2014
Revenue	$313,089	$213,934	$62,766	$1,186,445	$825,044	$263,781
Gross profit	36,062	40,337	3,392	118,834	112,601	18,871
Gross profit as a percent of revenue	11.5%	18.9%	5.4%	10.0%	13.6%	7.2%

2013
Revenue	$294,910	$238,544	$64,645	$1,251,197	$777,811	$237,893
Gross profit	18,387	29,679	1,685	106,374	71,808	7,081
Gross profit as a percent of revenue	6.2%	12.4%	2.6%	8.5%	9.2%	3.0%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	December 31, 2014		December 31, 2013

Construction	$712,967	26.2%	$681,415	27.0%
Large project construction	2,005,906	73.8%	1,845,336	73.0%

Total	$2,718,873	100.0%	$2,526,751	100.0%

GRANITE CONSTRUCTION INCORPORATED
Non-GAAP Information(1)
(Unaudited - dollars in thousands)

	Q4 2014	YTD 2014	Q4 2013	YTD 2013
Net income (loss) attributable to Granite Construction Incorporated	$16,976	$25,346	$(28,898)	$(36,423)
Restructuring and impairment (gains) charges	(2,643)	(2,643)	52,162	52,139
Amount attributable to non-controlling interests (real estate impairments)	—	—	(3,919)	(3,919)
Provision for (benefit from) income taxes	1,023	1,023	(18,452)	(18,452)
Non-GAAP adjustment for restructuring and impairment (gains) charges	(1,620)	(1,620)	29,791	29,768
Non-GAAP net income (loss) before restructuring and impairment (gains) charges	$15,356	$23,726	$893	$(6,655)

EPS
GAAP Net income (loss) per share attributable to common shareholders:
Basic	$0.43	$0.65	$(0.74)	$(0.94)
Diluted	$0.43	$0.64	$(0.74)	$(0.94)

Non-GAAP impact - Restructuring and impairment (gains) charges:
Basic	$(0.04)	$(0.04)	$0.77	$0.77
Diluted	$(0.04)	$(0.04)	$0.74	$0.77

Net income (loss) per share attributable to common shareholders excluding restructuring and impairment (gains) charges:
Basic	$0.39	$0.61	$0.02	$(0.17)
Diluted	$0.39	$0.60	$0.02	$(0.17)

Weighted average shares of common stock:
Basic	39,163	39,096	38,894	38,803
Diluted	39,809	39,795	40,119	38,803

Note:
(1) The table on this page contains the non-GAAP financial measures of net income (loss) and net income (loss) per share excluding restructuring and impairment gains and charges associated with the 2010 Enterprise Improvement Plan. Management believes that these non-GAAP financial measures are useful in evaluating the Company's ability to generate earnings from operations and that providing such measure will allow investors to more readily compare the net income (loss) referred to in the press release to the net income (losses) experienced by the Company in past and future periods. Management believes that excluding these gains and charges is particularly useful where the amounts of such gains and charges are not consistent in the periods presented. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to Granite Construction Incorporated	$16,976	$(28,898)	$25,346	$(36,423)
Depreciation, depletion and amortization expense(2)	18,284	18,111	68,252	72,899
Provision for (benefit from) income taxes	11,420	(16,396)	19,721	(19,263)
Interest expense, net of interest income	3,204	2,631	12,287	12,601
EBITDA(1)	$49,884	$(24,552)	$125,606	$29,814
Consolidated EBITDA Margin	8.5%	(4.1)%	5.5%	1.3%

Note:

(1)We define EBITDA as GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for interest, taxes, depreciation, depletion and amortization. We believe this non-GAAP financial measure and the associated margin are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

(2)Amount includes the sum of depreciation, depletion and amortization which are classified as Cost of Revenue, and Selling, General and Administrative expenses in the consolidated statements of operations of Granite Construction Incorporated.

CONTACT:
Granite Construction Incorporated
Ron Botoff, 831-728-7532